Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Nos. 333-212956, 333-175245, and 333-248128 on Form S-8 of Marathon Petroleum Corporation of our report dated June 23, 2023, appearing in this Annual Report on Form 11-K of the Marathon Petroleum Thrift Plan for the year ended December 31, 2023.
/s/ McConnell & Jones LLP
Houston, Texas
June 27, 2024